QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

April 13, 2005

Implant Sciences Corporation
107 Audubon Road
Wakefield, Massachusetts 01880

Gentlemen:

        We are familiar with the Registration Statement on Form S-3 (the "Registration Statement") to which this opinion is an exhibit, to be filed by Implant Sciences Corporation, a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the public offering by security holders of the Company of a total of 1,993,982 shares of common stock. $0.10 par value per share ("Common Stock") consisting of: (i) 1,080,780 shares of Common Stock issued in a private placement to fifteen investors (the "Common Shares"), (ii) 270,195 shares of Common Stock issuable upon exercise of common stock purchase warrants (the "Warrants", such shares of Common Stock the "Warrant Shares") having an exercise price of $9.35 issued in a private placement to fifteen investors, (iii) 588,234 shares of our common stock issuable upon exercise of additional investment rights (the "Additional Investment Rights"; such shares of Common Stock the "Additional Investment Right Shares") granted to fifteen investors in a private placement at $8.50 per share, (iv) 33,383 shares of Common Stock issuable upon exercise of a common stock purchase warrant having an exercise price of $9.35 per share issued pursuant to the private placement to PacificWave Partners Limited (the "PacificWave Warrant", such shares the "PacificWave Warrant Shares"); and (v) 21,390 shares of our common stock issuable upon exercise of a common stock purchase warrant having an exercise price of $9.35 per share, such warrant issuable upon exercise of the additional investment rights set forth in (iii) above, to PacificWave Partners Limited (the "PacificWave AIR Warrant"; such shares the "PacificWave AIR Warrant Shares").

        In arriving at the opinion expressed below, we have examined and relied on the following documents:

  (1)
  the Articles of Organization and By-laws of the Company, each as amended as of the date hereof;

  (2)
  the Warrants;

  (3)
  the Additional Investment Rights;

  (4)
  the PacificWave Warrant;

  (5)
  the PacificWave AIR Warrant; and

  (6)
  records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

        In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

        Based upon and subject to the foregoing, it is our opinion that: (i) the Company has taken all necessary corporate action required to authorize the issuance of the Common Shares, the Warrant Shares the Additional Investment Right Shares, the PacificWave Warrant Shares and the PacificWave

AIR Warrant Shares; (ii) that upon receipt of the warrant exercise price in accordance with the terms of the Warrants, and when certificates for the same have been duly executed and countersigned and delivered, the Warrant Shares, the PacificWave Warrant Shares and the PacificWave AIR Warrant Shares will be legally issued, fully paid and non-assessable; and (iii) that upon receipt of the additional investment right exercise price in accordance with the terms of the Additional Investment Rights, and when certificates for the same have been duly executed and countersigned and delivered, the Additional Investment Right Shares will be legally issued, fully paid and non-assessable; and (iv) that the Common Shares, when issued in accordance with the Articles of Organization and when certificates for the same have been duly executed and countersigned and delivered, will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ ELLENOFF GROSSMAN & SCHOLE LLP
ELLENOFF GROSSMAN & SCHOLE LLP

QuickLinks

  Exhibit 5.1